Exhibit 11

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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-9217 of Orchard Series Fund on Form N-1A of our report dated December 5, 1997, appearing in the Annual Report of Orchard Series Fund for the year ended October 31, 1997, which is incorporated by reference to Orchard Series Fund's Post-Effective Amendment No. 3, and to the reference to us under the heading "Independent Public Accountant" and "Financial Statements" in the Statement of Additional Information, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Denver, Colorado
July 17, 1998